EXHIBIT 3.1

TNPE BYLAWS AMENDMENT

On June 6, 2005, the sole shareholder of TNPE adopted the following amendment to the TNPE Bylaws:

“Amends and otherwise modifies the Existing TNPE Bylaws so as to permit this instrument [the Omnibus Written Actions of Sole Directors and/or Sole Shareholder/Member in Connection with the Acquisition by PNM Resources, Inc. of TNP Enterprises, Inc.] to take effect in accordance with its terms and without necessity for further notice to, or act or approval of, the shareholder or director(s) of TNPE”